Exhibit 3.2

AMERICAN FINANCIAL REALTY TRUST

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The Amended and Restated Declaration of Trust of American Financial Realty Trust, a Maryland real estate investment trust (the “Company”), is hereby amended by deleting existing Article V, Section 5.2 in its entirety and by adding a new Article V, Section 5.2 to read as follows:

“Section 5.2 Number. The number of Trustees (hereinafter the “Trustees”) shall be ten, which number may be increased or decreased only by the Board of Trustees pursuant to the Bylaws of the Trust. The Trustees shall be elected at each annual meeting of shareholders in the manner provided in the Bylaws or, in order to fill a vacancy on the Board of Trustees, in the manner provided in the Bylaws.

The names and addresses of the current Trustees who shall serve until the 2004 annual meeting of shareholders and until their successors are duly elected and qualified or until their earlier resignation or removal are:

Name	Address
Nicholas S. Schorsch	c/o 1725 The Fairway Jenkintown, Pennsylvania 19046

Lewis S. Ranieri	c/o 1725 The Fairway Jenkintown, Pennsylvania 19046

Glenn Blumenthal	c/o 1725 The Fairway Jenkintown, Pennsylvania 19046

Raymond Garea	c/o 1725 The Fairway Jenkintown, Pennsylvania 19046

Richard A. Kraemer	c/o 1725 The Fairway Jenkintown, Pennsylvania 19046

J. Rock Tonkel, Jr.	c/o 1725 The Fairway Jenkintown, Pennsylvania 19046

John M. Eggemeyer III	c/o 1725 The Fairway Jenkintown, Pennsylvania 19046

Michael J. Hagan	c/o 1725 The Fairway Jenkintown, Pennsylvania 19046

John P. Hollihan III	c/o 1725 The Fairway Jenkintown, Pennsylvania 19046

William M. Kahane	c/o 1725 The Fairway Jenkintown, Pennsylvania 19046

At each succeeding annual meeting of shareholders, the successors to the Trustees whose terms shall expire that year shall be elected to serve for a term of one (1) year until their respective successors shall have been duly elected and qualified to serve as such.”

SECOND: The amendment to the charter of the Company as set forth above has been duly advised by the board of trustees and approved by the shareholders of the Company as required by law.

THIRD: The undersigned President acknowledges these Articles of Amendment to be the trust act of the Company and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of the President’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has cause these Articles to be signed in its name and on its behalf by its President and attested by its Secretary on this          day of October, 2003.

ATTEST:	AMERICAN FINANCIAL REALTY TRUST

	By:		(SEAL)
Sonya A. Huffman, Secretary		Nicholas S. Schorsch, President

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